EXHIBIT 99.2

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Stockholders
Qumu, Inc
San Bruno, California

We have audited the accompanying balance sheets of Qumu, Inc. (a California corporation) as of December 31, 2010 and 2009, and related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Qumu, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 12, the accompanying financial statements have been restated.

/s/ Macias Gini & O’Connell LLP

Walnut Creek, California
September 30, 2011 (December 20, 2011 as to Note 12)

Qumu, Inc
Balance Sheets
December 31, 2010 and 2009

	2010	2009
	(Restated, see note 12)	(Restated, see note 12)

ASSETS

CURRENT ASSETS
Cash and equivalents	$2,063,139	$667,880
Accounts receivable, net	3,032,753	1,875,173
Prepaid expenses	216,148	174,619
Inventory	174,160	46,475

Total current assets	5,486,200	2,764,147

PROPERTY AND EQUIPMENT, net	516,735	616,927

OTHER ASSETS	47,180	48,275

Total assets	$6,050,115	$3,429,349

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,782,588	$989,706
Accrued compensation	1,174,838	905,117
Deferred revenue	2,093,887	1,954,009
Convertible notes payable	5,000,000	3,000,000
Line of credit	1,499,813	867,362
Current portion of long term debt	530,608	123,370

Total current liabilities	12,081,734	7,839,564

LONG TERM LIABILITES
Long term debt, net of current portion	3,160,267	-
Warrant liability	115,500	-

Total liabilities	15,357,501	7,839,564

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock	19,028,763	19,028,763
Common stock	412,725	316,408
Accumulated deficit	(28,748,874)	(23,755,386)

Total stockholders’ equity (deficit)	(9,307,386)	(4,410,215)

Total liabilities and stockholders’ equity (deficit)	$6,050,115	$3,429,349

See notes to financial statements

Qumu, Inc
Statements of Operations
For the Years Ended December 31, 2010 and 2009

	2010	2009

REVENUES	$10,259,762	$5,977,918

COST OF REVENUES	(4,393,650)	(2,591,344)

GROSS PROFIT	5,866,112	3,386,574

OPERATING EXPENSES	10,167,603	8,661,932

OPERATING LOSS	(4,301,491)	(5,275,358)

OTHER INCOME (EXPENSE)
Interest income	4,193	14,787
Litigation settlement	-	150,000
Interest expense	(645,890)	(153,138)
Change in fair value of warrant liability	(49,500)	-

Total other income (expense)	(691,197)	11,649

NET LOSS, before income tax expense	(4,992,688)	(5,263,709)

INCOME TAXES	800	800

NET LOSS	$(4,993,488)	$(5,264,509)

See notes to financial statements

Qumu, Inc
Statements of Stockholders’ Equity (Deficit)
For the Years Ended December 31, 2010 and 2009

	Preferred Stock		Common Stock		Accumulated
	Shares	Amount	Shares	Amount	Deficit	Total
Balance at December 31, 2008	78,382,624	$19,028,763	5,260,676	$196,312	$(18,490,877)	$734,198

Exercise of stock options	-	-	174,687	9,688	-	9,688
Stock-based compensation expense	-	-	-	110,408	-	110,408
Net loss	-	-	-	-	(5,264,509)	(5,264,509)

Balance at December 31, 2009	78,382,624	19,028,763	5,435,363	316,408	(23,755,386)	(4,410,215)

Exercise of stock options	-	-	176,353	10,595	-	10,595
Stock-based compensation expense	-	-	-	85,722	-	85,722
Net loss	-	-	-	-	(4,993,488)	(4,993,488)

Balance at December 31, 2010	78,382,624	$19,028,763	5,611,716	$412,725	$(28,748,874)	$(9,307,386)

See notes to financial statements

Qumu, Inc
Statements of Cash Flows
For the Years Ended December 31, 2010 and 2009

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,993,488)	$(5,264,509)
Adjustment to reconcile net loss to net cash used by operating activities
Gain on sale of property and equipment	-	(13,604)
Depreciation	343,968	331,014
Stock-based compensation	85,722	110,408
Change in fair value of warrant liability	49,500	-
Amortization of debt discount	6,875	-
Amortization of loan issuance costs	3,470	-
Changes in operating assets and liabilities
Accounts receivable, net	(1,157,580)	154,648
Prepaid expenses	(41,529)	(32,279)
Inventory	(127,685)	53,002
Other assets	22,625	7,842
Accounts payable and accrued expenses	792,882	441,508
Accrued compensation	269,721	199,257
Deferred revenue	139,878	579,435
Other liability	66,000	-

Net cash used by operating activities	(4,539,641)	(3,433,278)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	-	32,579
Purchases of property and equipment	(243,776)	(342,784)

Net cash used by investing activities	(243,776)	(310,205)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings on line of credit	632,451	867,362
Repayments of long term debt	(123,370)	(472,737)
Net proceeds from issuance of long term debt	3,659,000	-
Proceeds from issuance of convertible notes payable	2,000,000	3,000,000
Proceeds from issuance of common stock	10,595	9,688

Net cash provided by financing activities	6,178,676	3,404,313

NET CHANGE IN CASH AND EQUIVALENTS	1,395,259	(339,170)

CASH AND EQUIVALENTS
Beginning of year	667,880	1,007,050

End of year	$2,063,139	$667,880

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$184,385	$56,645
Income taxes	$800	$800

See notes to financial statements

QUMU, INC.
Notes to Financial Statements

1.	OPERATIONS

Qumu, Inc. (Company or Qumu) was founded in 2002 by former executives of Inktomi who acquired the technology from Yahoo! Inc. at approximately the time Yahoo! Inc. acquired Inktomi. Yahoo! Inc. retains a minority interest in the Company. In February of 2008, the Company changed its name from Media Publisher, Inc. to Qumu, Inc.

The Company provides products that enable organizations to easily capture, manage, publish, and distribute live and on-demand video content utilizing Qumu appliances, hosted solutions, and enterprise video communications software. The Company’s web services based software solution seamlessly manages video applications and leverages the existing video, storage and distribution hardware and software infrastructure.

2.	SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared using the following significant accounting policies.

Basis of presentation – The accompanying financial statements are presented on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

The Company has no components of other comprehensive income. Accordingly, net income (loss) equals comprehensive income (loss) for the years ended December 31, 2010 and 2009.

Use of estimates – Preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and equivalents – Cash and equivalents include bank deposits and money market funds.

Accounts receivable – Accounts receivable are recorded when services are invoiced. The Company uses the allowance method to account for uncollectible accounts receivable. Allowances are based on known facts and circumstances, historical experiences and management’s evaluation of the probability of collection. Accounts receivable are presented net of an estimated allowance for doubtful accounts of $140,000 and $75,000, at December 31, 2010 and 2009, respectively.

Inventories – Inventories are stated at the lower of cost or market with cost computed on a first-in, first-out basis.

Property and equipment – Property and equipment are recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful life of the asset, typically three to five years.

Long-lived assets – The Company regularly evaluates whether events and circumstances have occurred which indicate that the carrying amounts of long-lived assets may warrant revision or may not be recoverable. When factors indicate that such assets should be evaluated for possible impairment, the Company performs an impairment test in accordance with generally accepted accounting principles.

QUMU, INC.
Notes to Financial Statements

2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition – The Company markets and licenses its products through various means; such as via its direct sales force or value added resellers to enterprise end users, under either perpetual or subscription arrangements. Subscription revenues are comprised of subscription fees from customers for utilizing the Company’s products for a specified time and may be for on premise, behind the firewall use or hosted by Qumu or its partners. The Company separately sells maintenance contracts, which include license updates and access to customer support. The Company also provides professional services for implementation of its products and training on their use.

The Company recognizes revenue when all of the following conditions are met:

•

Persuasive evidence of an arrangement exists (i.e., when the customer signs a non-cancelable license agreement and acknowledges an unconditional obligation to pay, or upon receipt of the customer’s purchase order), and

•

Delivery has occurred or services have been rendered and there are no uncertainties surrounding product acceptance (i.e., when title has been transferred to the customer, which generally occurs when the media containing the licensed programs is provided to a common carrier or, in the case of electronic delivery, when the customer is given access to the licensed programs), and

•	The price to the customer is fixed or determinable, as typically evidenced in a signed non-cancelable contract, or a customer’s purchase order, and

•	Collectability is probable.

The Company’s arrangements do not contain general rights of return.

For arrangements with contract terms of one year or longer, revenues are recognized ratably over the contract term beginning on the commencement date of each contract. For arrangements with contractual terms of less than one year, revenues are recognized over the estimated term of the contract. Amounts that have been invoiced are recorded as receivable and deferred revenue or revenue, depending on whether the revenue recognition criteria have been met.

In an arrangement including equipment, separately-priced maintenance and installation services, the amount deferred and recognized as revenue over the contract period for a separately-priced maintenance contract is the vendor specific objective evidence (VSOE) fair value of the contract. The remaining consideration is allocated to the equipment and the installation service using the relative selling price method. The relative selling price is determined based on the Company’s stand-alone selling prices, or in the absence of stand-alone selling prices, estimated selling price for the equipment and installation service.

Marketing expenses – The costs of marketing are expensed as incurred. Marketing expenses were $187,061 and $382,997 for the years ended December 31, 2010 and 2009, respectively.

Research and development expenses – Research and development costs are expensed as incurred.

Accounting for stock-based compensation – Effective January 1, 2006, the Company adopted ASC 718 (Statement of Financial Accounting Standards (SFAS) No.123R, Share-Based Payment) using the modified prospective approach.

QUMU, INC.
Notes to Financial Statements

2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ASC 718 requires recognition of the cost of employee services received in share-based payment transactions in the financial statements. For the year ended December 31, 2010 and 2009, the company has recorded an expense of $85,722 and $110,408, respectively, associated with stock based compensation.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model. See Note 7 for weighted average assumptions used for grants for the years ended December 31, 2010 and 2009.

Preferred stock warrants –Warrants are accounted for in accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities. Warrants related to the Company’s convertible preferred stock and common stock are classified as liabilities on the balance sheet if they contain non-standard anti-dilutive provisions. Such warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income/expense. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including the completion of an initial public offering, at which time all such warrants will be converted and, accordingly, the liability will be reclassified to equity. Warrants issued prior to 2010 do not include non-standard anti-dilutive provisions and are recorded in stockholders’ equity (deficit).

Income taxes – The Company provides for income taxes using the asset and liability method of tax allocation. Under this method, future income tax assets and liabilities are determined based on deductible or taxable temporary differences between financial statement carrying values and tax cost basis of assets and liabilities using enacted income tax rates expected to be in effect for the year which the differences are expected to reverse. Management provides a valuation allowance against future income tax assets, if based on available information, it is more likely than not that some or all of the future income tax assets will not be realized.

As of December 31, 2010, the Company has implemented ASC Topic 740-10-25 (Financial Accounting Standards Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes). This standard clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a tax return, including issues relating to financial statement recognition and measurement. This standard provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” to be sustained if the position were to be challenged by a taxing authority. The standard also provides guidance on measurement, classification, interest and penalties, and purposes. The tax years ended 2007 through 2009 are still open to audit for both federal and state purposes. The Company has processes presently in place to determine its filing and tax obligations in jurisdictions for which it has nexus; and to identify and evaluate other matters that may be considered tax positions. The Company has determined there is no impact on the accompanying financial statements related to the adoption of this standard.

Concentration of credit risk – The Company has three customers that comprised 57% of revenues for the year ended December 31, 2010 and three customers that comprised 34% of revenues for the year ended December 31, 2009. The company also has two customers that comprised 66% of accounts receivable for the year ended December 31, 2010 and seven customers that comprised 68% of accounts receivable for the year ended December 31, 2009.

QUMU, INC.
Notes to Financial Statements

2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements – In June 2010, to clarify some practice issues related to FASB ASC 740-10, the AICPA issued TIS section 5250.15, “Application of Certain FASB Interpretation No. 48 (codified in FASB ASC 740-10) Disclosure Requirements to Nonpublic Entities That Do Not Have Uncertain Tax Positions” (AICPA, Technical Practice Aids). TIS section 5250.15 clarifies that the disclosure requirements in paragraph 15(c)–(e) of FASB ASC 740-10-50 remain in effect (if applicable), regardless of whether an entity has any uncertain tax positions. Those disclosure requirements include total amounts of interest and penalties recognized in both the statement of operations and the statement of financial position, for positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date, the nature of the uncertainty, the nature of the event that could occur in the next 12 months that would cause the change, and an estimate of the range of the reasonably possible change or a statement that an estimate of the range cannot be made and a description of tax years that remain subject to examination by major tax jurisdictions. Management has reviewed the guidance of TIS section 5250.15 and determined there was no impact on its financial position or results of operations or required disclosures.

In July 2010, the FASB issued ASU No. 2010-20, Receivables (Topic 310) “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”. ASU 2010-10 requires entities to provided additional disclosures concerning financing receivables and allowance for credit losses. Specifically, the new disclosures include (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) the factors considered in analyzing such risk in arriving at the allowance for credit losses, and (iii) the changes and reasons for those changes in the allowance for credit losses. For nonpublic entities, the provisions of ASU 2010-20 related to disclosures of financing receivables will be effective as of the end of a reporting period for interim or annual reporting periods ending on or after December 15, 2011. We are currently evaluating the impact this update will have on the financial statements.

3.	PROPERTY AND EQUIPMENT

Property and equipment, at December 31, 2010 and 2009, consists of the following:

	2010	2009
Property and equipment	$1,226,643	$990,678
Software	509,153	503,661
	1,735,796	1,494,339

Accumulated depreciation and amortization	(1,219,061)	(877,412)
	$516,735	$616,927

QUMU, INC.
Notes to Financial Statements

4.	LINE OF CREDIT

The Company has an accounts receivable financing agreement with a bank whereby the Company can finance up to a maximum of $1,875,000 of its eligible accounts receivables with an 80% advance rate. Borrowings under the line of credit bear interest at the bank’s prime rate plus 2% with a minimum rate of 4.00% (5.75% at December 31, 2010). Under the financing agreement, the Company is required to repay advances upon the earlier of its receipt of payment on the financed accounts receivables from its customers, or the financed accounts receivable being aged greater than 90 days from date of invoice. The financing agreement expires August 26, 2012. The financing agreement also contains certain affirmative and negative covenants, and is secured by all assets and property of the Company. As of December 31, 2010, the Company is in compliance with all covenants. At December 31, 2010 and 2009, the Company had outstanding balances of $1,499,813 and $867,362, respectively under the financing agreement.

5.	CONVERTIBLE NOTES PAYABLE

In 2010 and 2009, the Company received $2,000,000 and $3,000,000, respectively, from private investors through issuance of convertible notes payable which are subordinated to all bank debt. All convertible notes payable bear interest at 8%, have original maturities of less than one year and mature during 2011 (see Note 12).

6.	LONG TERM DEBT

Long term debt, at December 31, 2010 and 2009 consists of the following:

	2010	2009
Note payable to a finance company, net of discount of $59,125, collateralized by all corporate assets, with interest fixed at 12.70%, due in 11 monthly payments of interst only and 36 monthly installments of $125,881 until June 30, 2014	$3,690,875	$-

Note payable to a bank, collateralized by all corporate assets, with interest fixed at 9.25% due in 36 monthly installments of $34,506 until March 2010	-	101,915

Note payable to a bank, collateralized by all corporate assets, with interest fixed at 8.75% due in 36 monthly installments of $4,347 until January 2010	-	4,315

Note payable to a bank, collateralized by all corporate assets, with interest fixed at 8.75% due in 36 monthly installments $3,504 until May 2010	-	17,140
Total long term debt	3,690,875	123,370
Less current portion	(530,608)	(123,370)
	$3,160,267	$-

QUMU, INC.
Notes to Financial Statements

6.	LONG TERM DEBT(CONTINUED)

Aggregate maturities of long term debt, as of December 31, 2010, are as follows.

2011	$530,608
2012	1,167,266
2013	1,324,450
2014	668,551
$3,690,875

In connection with the note payable entered into in 2010, the Company issued a warrant to the finance company to purchase 1,650,000 shares of Series C Preferred stock at an exercise price of $0.25 per share. The number and exercise price of the shares are subject to adjustment in certain circumstances. Because the exercise price and the number of shares to be issued under the warrants are subject to adjustment for causes other than standard anti-dilution events, the Company determined that it should be classified as a liability under ASC 815-40-15 and fair valued at each reporting period.

The Company recorded a liability of $66,000 associated with the warrant, which it recorded as a discount to the note payable and is amortized to interest expense over the life of the note. The value of the warrant was determined using the Black-Scholes model and the following assumptions: preferred stock price and exercise price of $0.25; volatility of 60%; interest rate of 0.62%; and expected term of 2 years. For the period from July 31, 2010 to December 31, 2010, the Company recognized an expense of $49,500 for the change in fair value. At December 31, 2010, the warrant liability fair value was $115,500.

7.	STOCKHOLDERS’ EQUITY

Common stock- The Company is authorized to issue up to 136,000,000 shares of common stock. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when an if declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. As of December 31, 2010, no dividends have been declared.

At December 31, 2010 and 2009, the Company had 420,565 common stock warrants issued and outstanding. The warrants are exercisable with a weighted average exercise price of $0.005. The weighted average remaining contractual life of the common stock warrants was 2.27 years and 3.27 years at December 31, 2010 and 2009, respectively.

Preferred stock – The Company is authorized to issue 107,542,217 shares of preferred stock. The holders of preferred stock have one vote for each share of common stock into which they may be converted.

As of December 31, 2010 and 2009, the Company had 6,310,876 and 4,660,876, respectively, of preferred stock warrants for Series B Preferred stock and Series C Preferred stock issued and outstanding. The warrants are exercisable with a weighted average exercise price of $0.0249 and have various expiration dates through July 2020.

QUMU, INC.
Notes to Financial Statements

7.	STOCKHOLDERS’ EQUITY (CONTINUED)

As long as any shares of preferred are outstanding, the holders of such shares of Series C Preferred stock shall be entitled to elect two directors of this corporation and any election of directors. The holders of any outstanding common stock shall be entitled to elect one director of this corporation at any election of directors. The holders of preferred stock and common stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect two directors of this corporation at any election of directors.

As long as any shares of preferred stock remain outstanding, the Company must obtain approval from the holders of a majority of the preferred stock in order to, among other things, alter the Certificate of Incorporation as related to preferred stock, change the authorized number of shares of preferred stock, or common stock, repurchase any shares of common stock other than shares subject to the right of repurchase by the Company, change the authorized number of directors, authorize a dividend for any class or series of stock, create a new class of stock having rights superior to or on parity with the Series C Preferred stock or effect a merger, consolidation or sale of assets.

Holders of Series A2 Preferred stock, Series B Preferred stock, and Series C Preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.0164 per share, $0.01743 per share and $0.0175 per share, respectively, when and if declared by the Board of Directors. The dividends on the preferred stock shall be paid prior and in preference to any payment of any dividend on the common stock. At December 31, 2010, no dividends had been declared.

The holders of preferred stock are entitled to liquidation preference in the event of any liquidation, dissolution or winding down of the Company. In a liquidation event, the holders of Series B Preferred stock and Series C Preferred stock shall be entitled to receive prior and in preference to any distribution to the holders of Series A2 Preferred stock, the amount of $0.249 per share of Series B Preferred and $0.25 per share of Series C Preferred, respectively, plus all declared but unpaid dividends on each share of Series B Preferred and Series C Preferred, respectively. Upon the completion of the distribution to the holders of Series B Preferred stock and Series C Preferred stock, the holders of Series A2 Preferred stock shall be entitled to receive prior and in preference to the proceeds of the holders of common stock, the amount of $0.2336 per share of Series A2 Preferred, plus all declared but unpaid dividends on each share of Series A2 Preferred.

After the payments of all preferential amounts are made to the preferred stockholders, all the remaining funds and assets of the corporation shall be distributed on a pro rata basis among the common stock and preferred stock holders on an as converted basis.

Each share of preferred stock is convertible into such a number of shares of common stock as is determined by dividing the original issue price applicable to such share by the conversion price at the time in effect for each such share of preferred stock. Conversion is either at the option of holder or is automatic upon the closing date of a public offering of the Company’s common stock for which the aggregate offering price is not less than $20,000,000, and the public offering price of which is not less than $0.75 per share, or upon the written consent of the holders of outstanding preferred stock.

Stock options – In 2003, the stockholders approved the Company’s Employee Stock Option Plan (Plan). The Plan permits the grant of share options and shares to its employees of up to 21,406,396 shares of common stock. The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant and generally vests based over 4 years of continuous service, and have 10-year contractual terms.

QUMU, INC.
Notes to Financial Statements

7.	STOCKHOLDERS’ EQUITY (CONTINUED)

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. As a privately-held company, stock price is not easily determinable due to an absence of a marketplace. Expected volatilities are therefore based an analysis of similar companies’ stock volatilities. A monthly analysis of stock prices over a period of multiple years was used to calculate an average volatility, which was utilized in the Black-Scholes option valuation model. The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	Year ended December 31,
	2010	2009
Expected volatility	60%	65%

Expected dividends	0%	0%

Expected term (in years)	4.85	4.85

Risk-free rate	0.11% to 0.02%	0.00% to 0.02%

A summary of option activity under the Plan as of December 31, 2010 and 2009, and changes during the year then ended are presented below.

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Years
Outstanding, December 31, 2008	14,115,848	$0.050	8.06
Granted	930,250	0.070
Exercised	(174,687)	0.056
Forfeited or expired	(577,672)	0.055
Outstanding, December 31, 2009	14,293,739	0.050	8.10

Granted	3,034,775	0.070
Exercised	(176,353)	0.060
Forfeited or expired	(2,915,588)	0.054
Outstanding, December 31, 2010	14,236,573	$0.057	7.75

Exercisable at December 31, 2009	7,714,881	$0.045	7.65
Exercisable at December 31, 2010	8,516,067	$0.047	7.07

QUMU, INC.
Notes to Financial Statements

7.	STOCKHOLDERS’ EQUITY (CONTINUED)

The weighted-average grant-date fair value of options granted during the year 2010 and 2009 was $0.016 and $0.039, respectively.

A summary of the status of the Company’s nonvested shares, as of December 31, 2010 and 2009, is presented below.

Nonvested Shares	Shares
Nonvested at December 31, 2008	9,808,289
Granted	930,250
Vested	(3,769,924)
Forfeited	(389,757)
Nonvested at December 31, 2009	6,578,858
Granted	3,034,775
Vested	(2,913,378)
Forfeited	(979,749)
Nonvested at December 31, 2010	5,720,506

As of December 31, 2010, there was $131,798 of total unrecognized compensation costs related to non-vested share-based compensation arrangements granted under the Plan. Those costs are expected to be recognized over a weighted-average period of 2.21 years.

8.	FAIR VALUE MEASUREMENTS

The provisions of ASC 820, Fair Value Measurements and Disclosures, establishes a framework for measuring the fair value of financial assets and financial liabilities by establishing a hierarchy that categorizes and prioritizes the sources to be used to estimate fair value as follows:

Level 1 – defined as observable inputs such as quoted prices in active markets;

Level 2 – inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs); and

Level 3 – unobservable inputs that reflect the Company’s determination of assumptions that market participants would use in pricing the asset or liability. These inputs are developed based on the best information available, including the Company’s own data.

QUMU, INC.
Notes to Financial Statements

8.	FAIR VALUE MEASUREMENTS (CONTINUED)

The following table summarizes the valuation of the Company’s financial instruments by the foregoing fair value hierarchy levels:

	Fair Value Measurements as of December 31,
	Level 1	Level 2	Level 3
2010
Money market funds	$1,091,225	$-	$-
Warrant liability	$-	$-	$(115,500)

2009
Money market funds	$555,560	$-	$-

9.	INCOME TAXES

At December 31, 2010 and 2009, the Company had federal net operating losses of $25,333,230 and $21,073,559, respectively, and state net operating losses of $22,206,932 and $19,117,088, respectively. At December 31, 2010 and 2009, the Company has recorded estimated deferred tax assets of $10,800,000 and $9,400,000, respectively, primarily related to these net operating losses. After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance at December 31, 2010 and 2009 is necessary to reduce the deferred tax assets to an amount management expects to realize. For the year ended December 31, 2010, the valuation allowance increased by $1,400,000, primarily as a result of an increase in net operating losses.

The net operating losses begin to expire in 2022 for federal and state purposes. Pursuant to Internal Revenue Code Section 382, use of the Company’s net operating loss and credit carryforwards may be limited if a cumulated change in ownership of more than 50% occurs within a three-year period. Management has not yet determined the impact such limitation may have on the utilization of its net operating loss carryforwards in future periods.

10.	COMMITMENTS

In February 2009, the Company entered into a lease agreement for its current operating facility in San Bruno, California. The Company also leases equipment under various operating leases.

Rent expense under these leases is $190,643 and $249,067 for the years ended December 31, 2010 and 2009, respectively.

Future minimum rental payments are as follows:

2011	209,297
2012	108,168
2013	2,960
$320,425

QUMU, INC.
Notes to Financial Statements

11.	SUBSEQUENT EVENTS

In March 2011, a significant customer of the Company purchased a competitor and revenues have decreased from this customer. In 2010, this customer comprised of 44.6% of all revenue recognized by the Company.

In August 2011, the Company executed a letter of intent to be acquired by a public company and entered into an exclusivity period of due diligence. The plan is for the Company to operate as a wholly owned subsidiary of the acquirer.

The Company’s management has reviewed the results of operations for the period of time from the year ended December 31, 2010 through September 30, 2011 and the date of the revised financial statements, which is December 20, 2011, the dates these financial statements were available to be issued, and has determined that no adjustments are necessary to the amounts reported in the accompanied financial statements nor any additional subsequent events have occurred, the nature of which would require disclosure.

12.	RESTATEMENT AND ADDITIONAL SUBSEQUENT EVENT

In conjunction with the reissuance of its financial statements in connection with the filing of this Form 8-K/A, the Company determined that its convertible notes payable at December 31, 2010 and 2009 should have been classified as current. The effect of this restatement is shown below:

	As Previously Reported	As Restated
2010
Total current liabilities	$7,081,734	$12,081,734

2009
Total current liabilities	$4,839,564	$7,839,564

In October 2011, the Company was acquired in exchange for cash and acquirer stock approximating $52 million. In conjunction with the acquisition, the Company settled its outstanding debt in accordance with its terms.